Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

1.      The name of the Corporation is: PMA Capital Corporation.

2.      The location and post office address of the registered office of the Corporation in this Commonwealth is 1735 Market Street, Suite 2800, Philadelphia, Pennsylvania 19103-7590, Philadelphia County.

3.      The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes: The Corporation shall have unlimited power to engage in and to do any or all lawful business for which corporations may be incorporated under the Act of Assembly approved May 5, 1933, P.S. 364, as amended, under which Act the Corporation is incorporated, including without limitation of the foregoing, the power to manufacture, buy, sell, trade and generally deal in products, merchandise, goods and articles of any kind and description whatsoever.

4.      The term for which the Corporation is to exist is perpetual.

5.

The aggregate number of shares which the Corporation shall have authority to issue is: Forty Million (40,000,000) shares of Class A Common Stock, $5.00 par value per share (“Class A Common Stock”) and Two Million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).

A. Class A Common Stock

          Except as otherwise required by the Pennsylvania Business Corporation Law or as otherwise provided in these Articles of Incorporation, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, every holder of any outstanding shares of the Class A Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Class A Common Stock standing in his name. In all elections for directors, holders of Class A Common Stock shall not be entitled to cumulate their votes.

B. Conversion of the Common Stock

Each share of Common Stock, $5.00 par value per share (“Common Stock”), shall automatically, and without any action by the holder thereof, effective as of 5 p.m. (Eastern Time) on April 24, 2000

(“Effective Time”), be converted into one fully paid and nonassessable share of Class A Common Stock. The issuance of a certificate or certificates for shares of Class A Common Stock, if requested by the holder thereof by reason of the foregoing conversion of shares of Common Stock, shall be made without charge. As of the Effective Time, the holder of any shares of Common Stock shall be treated for all purposes as having become the holder of the identical number of shares of Class A Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made by reason of the foregoing conversion of shares of Common Stock; provided, however, that if any shares of Common Stock shall be converted subsequent to the record date for the payment of a cash or stock dividend or other distribution on shares of Common Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the cash or stock dividend or the distribution payable to holders of the Common Stock.

C. Preferred Stock

          (1)      The Preferred Stock may be issued from time to time in one or more series by action of the Board of Directors of the Corporation. The Board of Directors of the Corporation shall have the full authority permitted by the Pennsylvania Business Corporation Law to establish by resolution one or more series, to determine the designation and the number of shares constituting each such series and to determine the voting rights, preferences, limitations, conversion rights and special or relative rights of any series of the Preferred Stock that may be desired. Except as otherwise provided in the terms of any series of the Preferred Stock and subject to the limitation on the total number of shares of Preferred Stock that the Corporation has authority to issue hereunder, the Board of Directors of the Corporation is also authorized to increase or decrease the number of shares of any series, subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolutions originally fixing the number of shares of such series. Without limiting the generality of the foregoing, the Board of Directors of the Corporation shall have full authority with respect to:

(a) the designation of the series and the number of shares to constitute each series;

     (b) the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including possible preferences over dividends on the Class A Common Stock or any other class or classes or series of stock);

     (c) whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another corporation;

(d) the terms and amount of any sinking, retirement or purchase fund;

     (e) the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;

(f) the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

(g) any restrictions on the issue or reissue or sale of additional Preferred Stock;

(h) the rights of the holders upon voluntary or involuntary liquidation of the Corporation (including preferences over the Class A Common Stock or any other class or classes or series of stock);

(i) the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and

(j) such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with provisions of these Articles of Incorporation.

          (2)      All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of each series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraph 5.C. (1) hereof.

6.      Subchapters E, F, G, H, I and J of Chapter 25 and Sections 2538 and 2539 of Subchapter D of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation.

Annex A

Resolutions of the Board of Directors of
PMA Capital Corporation

Establishing General Terms of Preferred Stock and Designating
First Series Thereof Entitled
“Series A Junior Participating Preferred Stock”

   A.         General Terms of Preferred Stock

             RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of PMA Capital Corporation (herein called the “Corporation”) by Article 5 of the Amended and Restated Articles of Incorporation of the Corporation, (“Articles of Incorporation”) the Board of Directors hereby fixes and determines the number of shares and the voting rights, designations, preferences, limitations and special rights applicable to all shares of all series of the class of stock hereby designated as the “Preferred Stock” as follows:

             Section 1.      General. The class of Preferred Stock shall consist of 2,000,000 shares, par value $.01 per share. The shares of Preferred Stock may be divided into and issued in series from time to time. All shares of any particular series of Preferred Stock shall be identical to all other shares of that series. Except as otherwise subordinated in a resolution or resolutions of the Board of Directors creating a series of the Preferred Stock (any such resolution referred to hereinafter as an “Adopting Resolution”), all shares of Preferred Stock of all series shall rank ratably as to dividends and assets according to the respective rates and amounts provided in this resolution and in any Adopting Resolution.

   B.          Specific Terms of Series A Junior Participating Preferred Stock

             RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article 5 of the Articles of Incorporation, the Board of Directors hereby fixes and determines the number of shares and the voting rights, designations, preferences, limitations and special rights of shares of a series of Preferred Stock, by establishing and designating such series as follows:

             Section 1. Designation.

             There shall be a series of Preferred Stock which shall consist of 40,000 shares and designated as the “Series A Junior Participating Preferred Stock” (such series being herein called the “Series A Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

             Section 2.      Definitions.

             (A) The term “Common Stock” as used in this resolution shall be deemed to mean the Class A Common Stock of the Corporation and stock of the Corporation of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.

             (B) The term “Dividend Parity Stock” as used in this resolution with respect to Series A Preferred Stock shall be deemed to mean all other stock of the Corporation ranking equally therewith as to the payment of dividends. The term “Liquidation Parity Stock” as used in this resolution with respect to Series A Preferred Stock shall be deemed to mean all other stock of the Corporation ranking equally therewith as to distribution of assets upon liquidation.

             (C) The term “Junior Stock” as used in this resolution with respect to Series A Preferred Stock shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation.

             (D) The term “Senior Stock” as used in this resolution with respect to Series A Preferred Stock shall be deemed to mean all other stock of the Corporation ranking senior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation.

             Section 3.       Dividends and Distributions.

             (A) Subject to the rights of the holders of any shares of any class of Senior Stock, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 10th day of January, April, July and October in each year (or, in each case if not a date the Corporation is open for business, the next date on which the Corporation is so open) (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, one thousand times the aggregate per share amount of all cash dividends, and one thousand times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

             (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 90 days prior to the date fixed for the payment thereof.

             Section 4.      Voting Rights.

             The holders of shares of Series A Preferred Stock shall have the following voting rights:

             (A)      Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one thousand votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event; provided, however, that in no event shall any share of Series A Preferred Stock have more than one thousand votes per share.

             (B)      Except as otherwise provided herein, in any other Adopting Resolution, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

             (C)      Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

              Section 5.      Certain Restrictions.

             (A)      Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(1) declare or pay dividends or make any other distributions, on any shares of Junior Stock;

     (2) declare or pay dividends, or make any other distributions, on any shares of Dividend Parity Stock, except dividends paid ratably on the Series A Preferred Stock and all such Dividend Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (3) redeem or purchase or otherwise acquire for consideration shares of any Junior Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other class of Junior Stock; or

     (4) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of Dividend Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

             Section 6.      Reacquired Shares.

             Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Adopting Resolution creating another series of Preferred Stock or as otherwise required by law.

             Section 7.      Liquidation, Dissolution or Winding Up.

             (A) Upon any liquidation, dissolution or winding up (collectively a “Liquidation”) of the Corporation, no distribution shall be made (1) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision of adjustment hereinafter set forth, equal to one thousand times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of Dividend Parity Stock, except distributions made ratably on the Series A Preferred Stock and all such Dividend Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon Liquidation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the provision in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (B) None of the following shall be considered a Liquidation within the meaning of this section:

(1) a consolidation or merger of the Corporation with or into any other corporation;

(2) a merger of any other corporation into the Corporation;

(3) a reorganization of the Corporation;

(4) the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation;

(5) a sale or transfer of all or any part of the assets of the Corporation;

(6) a share exchange to which the Corporation is a party; or

(7) a division of the Corporation

             Section 8.      Consolidation, Merger, etc.

             In case the Corporation shall enter into any consolidation, merger, division, share exchange, business combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, or a combination thereof, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one thousand times the aggregate amount of stock, securities, cash or any other property, or a combination thereof (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 9.      No Redemption.

          The shares of Series A Preferred Stock shall not be redeemable.

          Section 10.    Rank.

          The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, junior to all other classes of Preferred Stock (and series thereof) of the Corporation, whether now or hereafter authorized.

         Section 11.      Amendment.

          The Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.